NOTE MODIFICATION AGREEMENT
This NOTE MODIFICATION AGREEMENT (this “Agreement”) is made and entered into as of November 22, 2019, by and among Sonic Foundry, Inc., a Maryland corporation (the “Company”) and Mark Burish, an individual (the “Noteholder”), with reference to the following facts:
A. On February 28, 2019, the Company entered into a Note Purchase Agreement (the "Note Purchase Agreement") with the Noteholder. The terms and conditions of the Note Purchase Agreement were authorized and approved by the Company's Special Committee of Disinterested and Independent Directors.
B. The Note Purchase Agreement provided for subordinated secured promissory notes in an aggregate original principal amount of up to $5,000,000. Pursuant to the Note Purchase Agreement, the Noteholder acquired from the Company (a) on each of January 4, 2019, January 31, 2019, and February 14, 2019, promissory notes, each in an aggregate principal amount of $3,000,000 (the "Initial Notes") and (b) on each of March 13, 2019, and April 4, 2019 promissory notes, each in an aggregate principal amount of $1,000,000 (the "Additional Notes" and together with the Initial Notes, collectively, the "Existing Notes").
C. The Existing Notes accrue interest at the variable per annum rate equal to the Prime Rate (as defined) plus four percent (4.00%). The outstanding principal balance of the Existing Notes, plus all unpaid accrued interest, plus all outstanding and unpaid obligations, are due and payable on February 28, 2024 (the "Maturity Date"). Pursuant to the terms of the Existing Notes, (i) principal installments of $100,000 are payable on the last day of each month end beginning with the month ending August 31, 2020 and continuing through the Maturity Date, and (ii) accrued interest payments are payable on the last day of each month.
D. Accrued interest on the Existing Notes was paid through and including the payment due on March 31, 2019, but has not been paid since that date.
E. The Company and the Noteholder desire to modify the terms of the Existing Notes by deferring all interest payments due at the end of each calendar month beginning April 30, 2019 and continuing through and including July 31, 2020, in an amount which will be determined based on the variable interest rate on the Existing Notes (the “Deferred Interest Amount”).
F. The Company and the Noteholder agree that the Deferred Interest Amount shall be added to the principal amount due on the Existing Notes and shall be paid on the Maturity Date.
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
SECTION 1. Paragraph (c) of Section 3.1 of the Note Purchase Agreement, as incorporated in Section 2 of the Existing Notes, is hereby amended to add the following provision at the end of such paragraph:
“Notwithstanding the foregoing, accrued interest shall not be due or payable at the end of all months beginning April 30, 2019 and continuing through and including July 31, 2020. In lieu thereof, the amounts deferred and unpaid from payments due each calendar month beginning April 30, 2019 and continuing through and including July 31, 2020, in an amount which will be determined based on the variable interest rate on the Existing Notes (the “Deferred Interest Amount”) shall be added to the principal due and shall be payable on the maturity of the Notes, whether by acceleration or otherwise. Beginning August 31, 2020, accrued interest shall be payable on the last day of each calendar month.”
SECTION 2. The Company hereby represents and warrants to Noteholder as follows:
(a) Incorporation. The Company is a corporation duly organized and validly existing and in good standing under the laws of State of Maryland.
(b) Authorization. All corporate action on the part of the Company, its officers and directors necessary for the authorization, execution, delivery and performance of all obligations of the Company under this Agreement has been taken, and this Agreement constitutes a binding and enforceable obligation of the Company.

SECTION 3. The Noteholder hereby reaffirms each of the representations and warranties made him in Article 7 of the Note Purchase Agreement entered into by him in connection with the purchase of the Existing Notes. The Noteholder hereby waives any default arising out of the Company’s failure to be accrued interest on the Existing Notes as set forth in Recital E.

SECTION 4.

a) This Agreement shall be governed by the internal laws of the State of Maryland, without     regard to conflict-of-law principles.
(b) This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof.
(c) This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same instrument.
(d) Except as amended hereby, each Existing Note shall remain in full force and effect in accordance with its terms.
(e) Nothing in this Agreement shall effect or alter any of the terms or conditions of that certain Subordination Agreement entered into by the Noteholder with the Company and Partners for Growth V, L.P., which Subordination Agreement shall remain in full force and affect in accordance with its terms.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first indicated above.

SONIC FOUNDRY, INC.,

By:	/s/ Michael Norregaard
	Name:	Michael Norregaard
	Title:	Chief Executive Officer

Mark Burish

By:	/s/ Mark Burish